REAL ESTATE PURCHASE AGREEMENT

PAUL M. KRAUS and CAROL A. KRAUS, husband and wife (“Purchaser”) hereby offer and agree to purchase from THE ANDERSONS FARM DEVELOPMENT CO., LLC, an Ohio limited liability company, of 480 W. Dussel Drive, Maumee, Ohio 43537 (“Seller”), the real estate commonly addressed as 1833 South Holland-Sylvania Road, Maumee, Ohio 43537 and legally described on the attached Exhibit A (the “Premises”), subject to the following terms and conditions. The Premises includes all buildings, improvements, fixtures, licenses, easements, privileges and appurtenances belonging to the Premises. The Premises specifically includes the rights of access provided to and from the Premises under the Driveway Access Easement attached hereto as Exhibit B (the “Driveway Easement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Agreement to Sell. Seller at closing (as hereinafter defined) shall sell, transfer and convey to Purchaser, and Purchaser shall purchase, all of Seller’s right, title and interest in the Premises.

2. Purchase Price and Payment. The purchase price for the Premises is $630,000.00 (the “Purchase Price”), which shall be payable as follows:

A. $373,167.90.00 credited at closing by Seller to Purchaser against the Purchase Price (the “Life Estate Credit”); and

B. The balance of the Purchase Price, minus the Life Estate Credit, by certified check, or bank check or wire transfer at closing.

C. The amount of the Life Estate Credit is set through June 30, 2006, and if closing occurs after June 30, 2006 the Life Estate Credit must be recalculated for the lives of both Purchasers in accordance with U.S. Treasury Regulation Section 25.2512-S by multiplying the Purchase Price by the applicable factors derived from IRS Publication 1457 using the applicable Internal Revenue Code Section 7520 rate of interest applicable as of the closing.

3. Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are subject to the satisfaction of the following conditions:

A. Title to the Premises shall be marketable in accordance with the title standards of the Ohio State Bar Association.

B. Within fifteen (15) days of acceptance hereof, Seller shall furnish Purchaser, and Purchaser shall approve, a commitment for an owner’s policy of title insurance issued by Port Lawrence Title and Trust Company in the amount of the purchase price, showing good and marketable fee simple title to the Premises in Seller, free and clear of all liens or encumbrances, except those to be paid at closing, and subject to existing easements, agreements, reservations and restrictions, of record, including, without limitation, a Declaration of Covenants, Easements, Restrictions and Assessment Lien for The Andersons Farm Development Co. attached hereto as Exhibit C (the “Restrictions”); government ordinances and zoning regulations; and real estate taxes and assessments, both general and special, which are a lien but are no yet due and payable. Seller shall pay the cost of a guaranteed certificate of title only. Purchaser shall pay all additional title expense. If, based on the foregoing, Purchaser objects to the title to the Premises within seven (7) days of its receipt thereof, Seller shall have ten (10) days to remove such title defect from date of written notice or obtain title protection through such defect; or thereafter, Seller or Purchaser may terminate this Agreement. Absent Seller’s actual receipt of written notice of a title defect within the seven (7) day period, the terms and conditions of this Paragraph 3B shall be deemed waived and satisfied.

C. Prior to closing, Purchaser shall approve the terms and conditions of the Lake License Agreement attached hereto as Exhibit D.

4. Title.

A. Seller shall furnish Purchaser with a general warranty deed conveying the Premises to Purchaser, or Purchaser’s assignee, in recordable form at closing, subject to the Driveway Easement, the Restrictions and all other existing easements, agreements, reservations and restrictions, of record; governmental ordinances and zoning regulations; and real estate taxes and assessments, both general and special, which are a lien but not yet due and payable. Seller shall execute and deliver at closing the Lake License Agreement and the Water Facilities License Agreement. Seller shall record, if necessary, the Driveway Easement and the Restrictions prior to recording of the Deed.

B. Purchaser acknowledges Seller may convey the Premises to Purchaser prior to Seller recording necessary utility easements burdening the Premises and for the benefit of other lots in the Seller’s subdivision. In consideration thereof, Purchaser agrees to execute and deliver to Seller any utility easements burdening the Premises reasonably required by Seller for the use and development of the Premises and all other parcels or lots with the Seller’s subdivision, provided such future easements do not unreasonably interfere with the use and enjoyment of the Premises. This obligation shall survive closing and delivery of the deed for the Premises.

5. Prorations and Charges. All real estate taxes and assessments affecting the Premises are paid by Purchaser according to the Lease (hereinafter defined). There shall be no tax proration between the parties for real estate tax and assessments at closing. Seller has no obligation to pay any unpaid real estate taxes and assessments specifically attributable to the Premises.

6. Risk of Casualty Loss. Until closing, Purchaser shall bear the sole risk of loss due to fire or other casualty at the Premises. If the Premises shall be damaged or destroyed by fire or other cause between the date this Offer is accepted and the date the transaction closes, Purchaser shall be entitled to all insurance proceeds and Purchaser and Seller shall proceed with the transaction.

7. Miscellaneous.

A. This offer (sometimes referred to as Agreement) is subject to acceptance by the Purchaser and when accepted by Purchaser it shall constitute a contract binding Purchaser and Seller, their respective heirs, executors, administrators, successors and assigns, for the purchase and sale of the Premises upon the terms and conditions herein set forth.

B. This transaction shall close on or before June 30, 2006; which date shall be known as the “closing date or closing” for the purposes of this Offer.

C. If this Agreement is at any time cancelled or terminated through the failure of any conditions herein, this Agreement shall become null and void with no further liability on the part of either party.

D. This offer shall expire on midnight of the tenth (10th) business day following the day this offer is delivered to Seller, unless accepted by Seller and delivered to Purchaser by that time.

E. Purchaser has constructed, maintained, repaired and replaced all buildings, structures and improvements now located on the Premises pursuant to a long-term lease agreement dated January 2, 1979 (the “Lease”). Seller has no knowledge of the condition of the Premises. Purchaser acknowledges Seller is unable, for lack of information, to provide Purchaser any residential real estate seller disclosure form required by Ohio law. No representations or warranties have been made by Seller with respect to the condition of the Premises, the boundary lines or acreage of the Premises. Purchaser is purchasing the Premises in its present “AS IS” condition and “WHERE IS.”

F. This Agreement contains the entire agreement between the parties and there are no agreements, representations or warranties, oral or written, which are not set forth herein. This Agreement may not be amended or modified except by a writing signed by both parties. Upon delivery and acceptance of the deed conveying the Premises to Purchaser, as provided in Paragraph 4 hereof, the Lease shall automatically and immediately terminate.

G. Any written notices required hereunder may be personally delivered, telecopied, express mailed or mailed by certified mail, return receipt requested, to each party’s address listed above, and shall be effective on actual receipt.

H. This Agreement shall not be assigned or transferred by Purchaser without Seller’s prior written consent.

I. Purchaser warrants to Seller that Purchaser has had no dealings with any real estate broker, salesman, agent or finder, so as to entitle such party to a commission or fee in connection with the transaction contemplated by this Agreement. If for any reason such a commission or fee is due or claimed to be due as a result of Purchaser’s dealings, Purchaser shall pay such commission or fee, and Purchaser shall indemnify and hold Seller harmless from any and all claims, causes of action, liability, expense, damage or attorney’s fees related thereto. This indemnification and hold harmless agreement shall survive the closing and delivery of the deed.

PURCHASER:

Paul M. Kraus

Carol A. Kraus

Date:

ACCEPTANCE

The undersigned, Seller, hereby accepts the foregoing offer and agrees to sell the Premises and to otherwise comply with the Agreement.

SELLER:

THE ANDERSONS FARM DEVELOPMENT CO., LLC, an Ohio limited liability company

By:	THE ANDERSONS, INC.,
an Ohio corporation, its sole member

By:

Title:

Date:

EXHIBIT A

LEGAL DESCRIPTION

Lot 2
All That Part Of The Northwest 1/4 Of Section 23, Town 2, United States Reserve, City Of Toledo, Lucas County, Ohio, Bounded And Described As Follows:
Commencing At A Metal Disk Found In Concrete At The Northwest Corner Of Said Section 23;
Thence South 00º14’11” West A Distance Of 465.00 Feet Along The West Line Of Said Section 23 To A Point;
Thence South 89º51’45” East A Distance Of 119.05 Feet Parallel To And 465.00 Feet South Of As Measured Perpendicular To The North Line Of Said Section 23 To A Point On The Centerline Of Holland Sylvania Road ;
Thence Southwest A Distance Of 342.80 Feet Along A Curve To The Right Southwest Having A Radius Of 636.62 Feet And A Central Angle Of 30º51’07” And A Chord Of North 10º12’35” West 338.67 Feet To The Point Of Beginning;
Thence South 54º22’36” East A Distance Of 120.15 Passing Through A Capped 5/8” Rod Set On The Southeasterly Right Of Way Line Of Holland Sylvania Road To A Point (Found 3/4” Pipe 0.45 Feet North And 0.54 Feet East);
Thence South 89º34’54” East A Distance Of 234.54 Feet To A Capped 5/8” Rod Set;
Thence North 71º14’29” East A Distance Of 130.06 Feet To A Capped 5/8” Rod Set;
Thence North 17º57’25” East A Distance Of 152.49 Feet To A Capped 5/8” Rod Set;
Thence North 62º57’25” East A Distance Of 78.60 Feet To A Point On The Meander Line Of A Lake;
Thence South 54º04’38” East A Distance Of 135.76 Feet Along Said Meander Line To A Point;
Thence South 74º38’38” East A Distance Of 81.28 Feet Continuing Along Said Meander Line To A Point;
Thence South 16º09’33” West A Distance Of 311.54 Feet To A Capped 5/8” Rod Set;
Thence North 62º35’52” West A Distance Of 364.26 Feet To A Mag Nail Set;
Thence North 89º34’54” West A Distance Of 256.18 Feet To A Mag Nail Set;
Thence North 54º22’36” West A Distance Of 121.64 Feet To A Point On The Centerline Of Holland Sylvania Road;
Thence Northeast A Distance Of 10.14 Feet Along A Curve To The Left Having A Radius Of 636.62 Feet And A Central Angle Of 00º54’45” And A Chord Of North 26º05’31” East 10.14 Feet To The Point Of Beginning, Containing 2.051 Acres More Or Less Of Which 304.017 Square Feet More Or Less Lies Within The Right Of Way Of Holland Sylvania Road. Subject To All Highways, Easements And Restrictions. The Land Herein Described Is Part Of Land Owned By Anderson Elevator Company, Lucas County Tax Parcel #26-26771. Bearing Control Is Based On Previous Survey By G.M. Barton. This Description Was Prepared On March 3, 2006 From A Survey Of The Premises.